Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2008 (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123(R) and FASB No.158 in 2006), accompanying the consolidated financial statements incorporated by reference in the Annual Report of TF Financial Corporation on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of TF Financial Corporation on Forms S-8 (File No. 333-87176, effective December 7, 1994, File No. 333-09235, effective July 31, 1996, File No. 333-27085, effective May 14, 1997, and File No. 333-125116, effective May 20, 2005).

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 21, 2008